360 Funds 485BPOS

Exhibit 99.(h)(9)(i)

SCHEDULE A

to the

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

360 Funds (the “Trust”)

and

M3Sixty Capital, LLC

Amended January 28, 2026

This Agreement relates to the following series of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
M3Sixty Onchain U.S. Government Money Market Fund	0.78%	October 19, 2024	December 31, 2027

IN WITNESS OF WHICH, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in Schedule A above.

360 Funds	M3Sixty Capital, LLC

By:	/s/Randall Linscott	By:	/s/Tony DeMarino

Name:	Randall Linscott	Name:	Tony DeMarino

Title:	President	Title:	CEO

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